Exhibit 99.1

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Orchid Island Capital Announces July 2013 Monthly Dividend and June 30, 2013 MBS Portfolio Characteristics

•	July Monthly Dividend of $0.135 per Share

•	Estimated Book Value per Share at June 30, 2013 of $14.12

•	MBS Portfolio Characteristics as of June 30, 2013

•	Senior Management and Board of Directors to Ring the NYSE Closing Bell on Thursday July 11, 2013

VERO BEACH, Fla., July 9, 2013 (GLOBE NEWSWIRE) -- Orchid Island Capital, Inc.(the "Company") (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of July 2013. The dividend of $0.135 per share will be paid July 31, 2013, to holders of record on July 25, 2013, with an ex-dividend date of July 23, 2013.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust ("REIT") the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

Estimated June 30, 2013 Book Value per Share

The Company's estimated Book Value Per Share as of June 30, 2013 was $14.12 vs. $14.98 at March 31, 2013. The company paid three monthly dividends between March 31, 2013 and June 30, 2013 totaling 40.5 cents per share. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Common Stock. At June 30, 2013, the Company's preliminary estimated total stockholders' equity was approximately $47.2 million with 3,341,665 Common shares outstanding. These figures and the resulting estimated book value per share are preliminary, subject to change, and subject to review by the Company's independent registered public accounting firm.

MBS Portfolio Characteristics

Details of the MBS portfolio as of June 30, 2013 are presented below. These figures are preliminary and subject to change and, with respect to figures that will appear in the Company's unaudited financial statements and associated footnotes as of and for the three and six month periods ended June 30, 2013, are subject to review by the Company's independent registered public accounting firm.

•	MBS Assets by Agency

•	Investment Company Act of 1940 Whole Pool Test Results

•	Repurchase agreement exposure by counter-party

•	MBS Risk Measures

Closing Bell of NYSE

Members of the Company's senior management and the Board of Directors will be ringing the closing bell at the NYSE on Thursday July 11, 2013.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.'s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2012.

MBS Valuation Characteristics
(in thousands of $s)
Asset Category	Current Face	Fair Value	Current Price	Percentage of Portfolio	Weighted Average Coupon	Realized June 2013 CPR (Reported in July)
As of June 30, 2013
Adjustable Rate MBS	5,733	6,210	108.32	1.83%	4.24%	0.16%
10-1 Hybrid Rate MBS	101,007	101,255	100.24	29.86%	2.61%	10.26%
Total Hybrid Adjustable Rate MBS	101,007	101,255	100.24	29.86%	2.61%	10.26%
10 Year Fixed Rate MBS	9,415	9,824	104.34	2.90%	3.00%	2.57%
15 Year Fixed Rate MBS	28,314	29,282	103.42	8.63%	3.05%	3.65%
20 Year Fixed Rate MBS	31,588	32,730	103.62	9.65%	3.50%	2.48%
30 Year Fixed Rate MBS	136,581	137,874	100.95	40.65%	3.41%	2.12%
Total Fixed Rate MBS	205,898	209,711	101.85	61.83%	3.35%	2.41%
Total Mortgage-backed Pass-through MBS	312,638	317,176	101.45	93.52%	3.13%	4.90%
Interest-Only Securities	141,203	20,101	14.24	5.93%	3.93%	25.84%
Inverse Interest-Only Securities	21,161	1,871	8.84	0.55%	6.15%	41.35%
Structured MBS	162,364	21,972	13.53	6.48%	4.12%	27.86%
Total Mortgage Assets	475,002	339,148		100.00%	3.20%	12.75%

MBS Assets by Agency
(in thousands of $s)
As of June 30, 2013	Fair Value	Percentage of Portfolio
Fannie Mae	198,600	58.60%
Freddie Mac	115,745	34.10%
Ginnie Mae	24,803	7.30%
Total Portfolio	339,148	100%

Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)
As of June 30, 2013	Fair Value	Percentage of Portfolio
Whole Pool Assets	280,517	82.70%
Non Whole Pool Assets	58,631	17.30%
Total Portfolio	339,148	100%

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
As of June 30, 2013	Total Borrowings	% Of Total Debt	Weighted Average Maturity in Days	Longest Maturity
Cantor Fitzgerald & Co	14,527	4.71%	8	7/19/2013
Citigroup Global Markets Inc	114,132	36.97%	28	8/8/2013
CRT Capital Group, LLC	61,938	20.06%	23	7/29/2013
KGS-Alpha Capital Markets, L.P	4,966	1.61%	1	7/1/2013
Mizuho Securities USA, Inc	14,989	4.85%	37	8/6/2013
Pierpont Securities, LLC	2,689	0.87%	22	7/22/2013
The PrinceRidge Group, LLC	28,075	9.09%	24	7/24/2013
South Street Securities, LLC	41,453	13.43%	13	7/24/2013
Suntrust Robinson Humphrey, Inc	25,966	8.41%	13	7/18/2013
Total Borrowings	308,735	100%	23	8/8/2013

MBS Risk Measures
(in thousands of $s)
Asset Category	Fair Value	Weighted Average Months To Next Coupon Reset	Weighted Average Lifetime Cap	Weighted Average Periodic Cap Per Year	Modeled Interest Rate Sensitivity	Modeled Interest Rate Sensitivity
		(if applicable)	(if applicable)	(if applicable)	-50 BPS*	+50 BPS*
As of June 30, 2013
Adjustable Rate MBS	6,210	1	10.05%	2.00%	28	(38)
Total Hybrid Adjustable Rate MBS	101,255	112	7.61%	2.00%	2,206	(2,630)
Total Fixed Rate MBS	209,711	n/a	n/a	n/a	6,204	(6,634)
Total Mortgage-backed Pass-through MBS	317,176	n/a	n/a	n/a	8,438	(9,303)
Interest-Only Securities	20,101	n/a	n/a	n/a	(1,531)	962
Inverse Interest-Only Securities	1,871	1	6.34%	n/a	(166)	117
Structured MBS	21,972	n/a	n/a	n/a	(1,697)	1,079
Total Mortgage Assets	339,148	n/a	n/a	n/a	6,742	(8,223)

(in thousands of $s)			Notional Balance	Hedge Period End Date	Modeled Interest Rate Sensitivity	Modeled Interest Rate Sensitivity
					-50 BPS*	+50 BPS*
Funding Hedge			250,000	18-Sep	-5,445	6,563
Grand Total					1,297	-1,661

* Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS.
* These results are for illustrative purposes only and actual results may differ materially.

Contact:.
Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400.